EXHIBIT 10(viii)

DEBT SETTLEMENT AGREEMENT

THIS AGREEMENT is made as of the 30th day of September 2005

BETWEEN:

NEWMARK VENTURES, INC., a Delaware company having an office at Suite 440 - 375 Water Street, Vancouver, B.C., Canada, V6B 5C6 (the "Company") OF THE FIRST PART

AND:

LESLIE LOUNSBURY (the "Creditor") OF THE SECOND PART

WHEREAS:

A.     The Company is indebted to the Creditor in the amount of USD $54,826.85 (the “Debt”);

B.     The Company has agreed to pay to the Creditor, Twenty Five Thousand dollars (USD $25,000),

issue 30,000 shares of Common Stock, par value $.001 (the “Common Stock”) and two warrants (the “Warrants”). One Warrant entitles the holder to purchase 30,000 shares of Common Stock on or before September 30,2006, at an exercise price of $2.00 per share, and the second Warrant entitles the holder to purchase 30,000 shares of Common Stock on or before September 30, 2007, at an exercise price of $3.00 per share;

C.	The Creditor has agreed to accept USD $25,000, the Common Stock and the Warrants from the Company in total satisfaction of the Debt.

        THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.00 Debt Settlement

1.01 The Company will pay and satisfy the Debt by delivering a cheque or bank draft in the amount of $25,000.
1.02	Issuing the Common Stock to the Creditor at a deemed price of US$1.00 per share for an aggregate amount equal to the Debt payable on September 30th, 2005. The Common stock will be issued in reliance upon the exemption from securities registration pursuant to Section 4(2) and/or Regulation D promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “1933 Act”).

1.03 Issuing the Warrants to the Creditor.

1.04	The Creditor acknowledges and agrees that all outstanding accounts have been rendered by the Creditor to the Company to the date of this Agreement and upon receipt of the USD $25,000 payment, the issuance Common Stock and the Warrants to/by the Creditor there will be no outstanding liability of the Company to the Creditor.

2.00 Headings

2.01 The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

3.00 Governing Law

3.01 This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and all disputes arising under this Agreement shall be referred to, and the parties attorn to the jurisdiction of, the courts of appropriate jurisdiction in the State of Delaware.

4.00 Enurement

4.01 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

5.00 Carrying Out Agreement

5.01 Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such other things as may be necessary to implement and carry out the intent of this Agreement.

6.00 Assignment

6.01 This Agreement shall not be assignable by the Creditor without the written consent of the Company.

7.00 Counterparts

7.01 This Agreement, or any amendment to it, may be executed in counterparts, each of which will be deemed an original agreement and all of which will together constitute one agreement.

8.00 Amendment

8.01 Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the parties.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

NEWMARK VENTURES, INC.

Per: Per: /s/ Roderick Shand /s/ Leslie Lounsbury_______

Roderick Shand, President Leslie Lounsbury